Exhibit 99.2

NSTAR
Condensed Consolidated Statements of Income (Unaudited)

(in millions)	Three Months Ended
	September 30,
	2003	2002
Operating revenues	$ 805.2	$ 743.3

Operating expenses:
Purchased power, cost of gas and demand side management	468.0	393.6
Operations and maintenance	104.5	108.1
Depreciation and amortization	56.7	56.5
Taxes	69.5	68.0
Total operating expenses	698.7	626.2

Operating income	106.5	117.1

Other income (expense):
Other income, net	1.0	3.3
Interest charges	(40.1)	(46.7)

Net income	67.4	73.7
Preferred dividends of subsidiary	0.5	0.5
Earnings available for common shareholders	$ 66.9 ======	$ 73.2 ======

NSTAR
Condensed Consolidated Balance Sheets

(in millions)	(Unaudited	)
	September 30,	December 31,
	2003		2002
Assets
Property, plant and equipment, net	$ 3,092.2		$ 2,977.6
Investments	84.3		70.3
Current assets	506.5		506.6
Regulatory assets and goodwill	2,321.6		2,453.3
Other deferred debits	92.2		96.5
Total assets	$ 6,096.8 =======		$ 6,104.3 =======
Capitalization and Liabilities
Common equity	$ 1,371.9		$ 1,299.3
Long-term debt and preferred stock	2,209.6		2,134.4
Current liabilities	808.0		886.1
Deferred taxes and unamortized investment tax credits	687.7		675.9
Other deferred credits	1,019.6		1,108.6
Total capitalization and liabilities	$ 6,096.8 =======		$ 6,104.3 =======

NSTAR
Energy Sales – Three-Month Periods Ended September 30,

Retail Electric Sales – GWH

	2003	2002	% Change
Residential	1,827	1,783	2.5%
Commercial	3,441	3,412	0.8%
Industrial and other	498	536	(7.1)%
Total	5,766 ====	5,731 ====	0.6%

Firm Gas Sales and Transportation - BBTU

	2003	2002	% Change
Residential	1,517	872	74.0%
Commercial / Industrial and other	2,606	2,277	14.4%
Total	4,123 ====	3,149 ====	30.9%